INVESTMENT COMPANY ASSET PROTECTION

PROFESSIONAL LIABILITY INSURANCE POLICY

JOINT INSUREDS AGREEMENT

THIS AGREEMENT, made December 31, 1995, amended as of May 23, 2002, February 15, 2007, and February 14, 2008, and further amended as of February 12, 2009, by and among EquiTrust Investment Management Services, Inc., EquiTrust Money Market Fund, Inc., EquiTrust Series Fund, Inc. and EquiTrust Variable Insurance Series Fund (each sometimes referred to individually as the “Party” and all sometimes referred to collectively as the “Parties”).

The Parties have acquired a joint Investment Company Asset Protection Professional Liability Insurance Policy (“Policy”) issued by one of the St. Paul Travelers Companies Inc. (“Travelers”). This Policy provides coverage exclusively for the Parties.

The Parties want to provide for the allocation of the premium and a manner of allocating any proceeds received under this coverage.

The Parties therefore agree that:

1. Allocation of Premium. Each Party shall pay a portion of the annual Policy Premium as agreed to in writing no less often than annually by all Parties and attached hereto as Exhibit A. Each Party’s portion of the annual Policy premium may or may not be proportionate to such Party’s allocation of proceeds as set forth below.

2. Allocation of Proceeds, Additional Coverage.

(a) Computation of Proceeds on an Annual Basis. In computing any allocation of proceeds under 4 and 5 hereunder, all losses during the Policy year (12:01 a.m. February 15th, through 12:01 a.m. the next succeeding February 15th) must be taken into consideration and any recovery received prior to the end of such Policy year will be subject to reallocation in the event there are later losses during such Policy year.

(b) Possible Purchase of Additional Coverage. Any party that has been allocated proceeds during the Policy year may be requested to obtain and pay for additional coverage under the Policy for the protection of all the Parties against further losses during the Policy year. Such a request would be made by the Agent (see 5 hereunder) in its sole discretion. Relevant factors would include the amount of proceeds that was allocated to the Party, the amount of proceeds that was allocated to all Parties, the time remaining in the Policy year, and the amount of unallocated coverage remaining under the Policy.

3. Loss to One Party. In the event of an insured loss to only one Party during a Policy year, the entire proceeds for that loss shall be allocated to the Party incurring such loss.

4. Loss to More Than One Party.

(a) Initial Allocation. For purposes of allocating the proceeds of coverage among the Parties, the following procedures shall be followed: Each Party involved in an insured loss during a Policy year shall receive a portion of the proceeds (in all cases, after application of any deductible), equal to the lesser of (i) the amount of that Party’s insured loss, or (ii) an amount equal to the product of the limits multiplied by a fraction, the numerator of which is one, and the denominator of which is: (A) two, for EquiTrust Investment Management Services, Inc.; (B) five, for each of EquiTrust Series Fund, Inc. and EquiTrust Variable Insurance Series Fund; and (C) ten, for EquiTrust Money Market Fund, Inc.

(b) Subsequent Allocation. Any proceeds unallocated after the initial allocation shall be allocated by repeating the following procedure until all the proceeds are allocated. To each Party for which the loss was not covered by the prior allocation, there shall be allocated a portion of the unallocated proceeds equal to the lesser of (i) the amount of that Party’s insured loss not covered by the prior allocation, or (ii) an amount equal to the unallocated proceeds multiplied by the applicable fraction set forth in paragraph 4(a) above.

5. Agent. EquiTrust Investment Management Services, Inc. (“Adviser”) is hereby appointed as the agent for all the Parties for the purpose of making, adjusting, receiving and enforcing payment of all claims and otherwise dealing with the Policy. Any expenses incurred by Adviser in its capacity as agent in connection with a claim shall be shared by the Parties in proportion to the proceeds received by the Parties for the loss. All other expenses incurred by Adviser in its capacity as agent shall be shared by the Parties in the same proportion as their portion of the total premium paid.

6. Non-Indemnifiable Loss. Notwithstanding any other provision of this Agreement, to the extent Travelers becomes obligated to make any payment with respect to loss incurred by any individual for which such individual is not entitled to indemnificaiton, such payment shall not be considered “proceeds” subject to allocation under this Agreement, and Adviser shall direct Travelers to make any such payment to or on behalf of any individuals entitled thereto, and not to Adviser.

7. Modification and Termination. This Agreement may be modified or amended from time to time by mutual written agreement among all Parties. It may be terminated with respect to any one Party by not less than 60 days’ written notice to the other Parties which are still Parties to the agreement. It shall terminate with respect to any Party as of the date that Party ceases to be insured under the Policy; provided that such termination shall not affect that Party’s rights and obligations hereunder with respect to any claims on behalf of that Party which are paid under the Policy after the date the Party ceases to be an insured under the Policy.

8. Further Assurances. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and amended as of the dates and year first above written.

Attest:	EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC.

/s/ Kristi Rojohn	By:	/s/ Charles T. Happel
Its Secretary, Kristi Rojohn		President

Attest:	EQUITRUST MONEY MARKET FUND, INC.

/s/ Kristi Rojohn	By:	/s/ Craig A. Lang
Its Secretary, Kristi Rojohn		President

Attest:	EQUITRUST SERIES FUND, INC.

/s/ Kristi Rojohn	By:	/s/ Craig A. Lang
Its Secretary, Kristi Rojohn		President

Attest:	EQUITRUST VARIABLE INSURANCE SERIES FUND

/s/ Kristi Rojohn	By:	/s/ Craig A. Lang
Its Secretary, Kristi Rojohn		President

EXHIBIT A

to the

D&O/E&O Joint Insureds Agreement dated February 12, 2009

For the Policy Period, 12:01 a.m., February 15, 2009, through 12:01 a.m., February 15, 2010.

Party	Amount of Premium	% of Premium	% of Allocation of Proceeds
EquiTrust Investment Management Services, Inc.	$50,943	56.60	50.00
EquiTrust Variable Insurance Series Fund	24,524	27.25	20.00
EquiTrust Series Fund, Inc.	13,243	14.72	20.00
EquiTrust Money Market Fund, Inc.	1,290	1.43	10.00

	$90,000	100.00	100.00

Attest:	EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC.

/s/ Kristi Rojohn	By:	/s/ Charles T. Happel
Secretary: Kristi Rojohn		Charles T. Happel

Attest:	EQUITRUST VARIABLE INSURANCE FUND

/s/ Kristi Rojohn	By:	/s/ Craig A. Lang
Secretary: Kristi Rojohn		Craig A. Lang

Attest:	EQUITRUST SERIES FUND, INC.

/s/ Kristi Rojohn	By:	/s/ Craig A. Lang
Secretary: Kristi Rojohn		Craig A. Lang

Attest:	EQUITRUST MONEY MARKET FUND, INC.

/s/ Kristi Rojohn	By:	/s/ Craig A. Lang
Secretary: Kristi Rojohn		Craig A. Lang